Exhibit 10.1

2011 Qwest Management Bonus Plan

Purpose

Qwest Communications International Inc.’s compensation philosophy is to pay for performance. The purpose of this bonus plan is to tie a portion of each participant’s compensation to corporate goals and individual achievements.

Eligibility

Except as set forth below, all Qwest management employees in non-sales-commissioned positions who are on the payroll during 2011 and who remain on the payroll until the bonus program “close date,” two weeks prior to the bonus payout date are eligible to participate in the 2011 Qwest Management Bonus Plan. If a 2011 bonus is paid, the bonus payout is expected to occur as soon as practicable after the close of the merger between Qwest and CenturyLink (the “Merger”) in 2011, or, if the merger has not closed, in the first quarter of 2012.

EXCEPTIONS FOR 2011 (SUPERCEDE NORMAL PROCESS OUTLINED IN THIS DOCUMENT):

•                  If the Merger is completed on or before April 1, 2011, the bonus will be paid at target (no adjustment for business unit or individual performance), and will be pro-rated for the portion of 2011 prior to the close date of the Merger.

•                  If Merger closes after April 1, 2011, bonus amounts will be based on corporate and business unit performance, prorated for the portion of 2011 prior to the Merger close date.

Employees are ineligible for a bonus if:

•                  their employment terminates, either voluntarily or involuntarily, prior to the bonus program close date

•                  if they are hired after September 30, 2011;

•                  if they are on other incentive plans (e.g., sales compensation plans; Qwest Asset Management Bonus Plan;  Wholesale Trading Desk Incentive Plan);

•                  if they have not completed all mandatory compliance training and acknowledgements or,

•                  if at the discretion of the supervisor, their performance and/or behavior does not warrant a payout.

•                  In addition, occupational employees, interns, contract employees and temporary employees are ineligible for a bonus.

1.               Occupational employees in an “acting” management assignment are eligible for a bonus payout prorated for the number of days they were in an acting management position.

2.               Occupational employees promoted to management are eligible for a bonus payout prorated for the number of days they were in a management position. For the number of days they were in an occupational position, the terms of the collective bargaining agreement would apply.

3.               Management employees transferring to occupational positions are eligible for a bonus payout prorated for the number of days they were in a management position. For the number of days in an occupational position, the terms of the collective bargaining agreement would apply.

4.               All short-term disability (STD) and unpaid leave time will be excluded from time worked for the purpose of the bonus calculation. Employees who have worked a reduced schedule due to an approved (STD) leave are eligible for a bonus payout prorated for the number of days actually worked and paid during the calendar year.

5.               Time off with pay (TOP) used concurrently with STD or any other type of leave of absence will be included as time worked for bonus eligibility.

6.               Military leave will be included as time worked for bonus calculation. Employees who have been called to active duty status or inducted into active military service, as defined by Policy 800.606 Military Leave, are eligible to receive a bonus payout at 100 percent of individual performance, without proration for time away from active employment due to active duty military service, assuming no other proration scenarios apply. Employees with both military leave time and actual work time during the bonus plan year will receive an individual performance percentage based on evaluation of actual work performance.

7.               Employees who earn overtime pay during 2011 will have those actual earnings added to their base salary for bonus calculation.

Qwest reserves the right to amend or cancel this plan either retroactively or prospectively or otherwise make adjustments that it may deem necessary or appropriate in its sole discretion.

2011 Qwest Management Bonus Plan

8.               Employees who transfer from a sales-commissioned position, a Qwest Asset Management position, or a Wholesale Trading Desk position to a non-sales, bonus-eligible position (or vice versa) are eligible for a bonus payout prorated for the number of days they were in the non-sales, bonus-eligible position.

9.               Employees who are hired between January 1, 2011, and September 30, 2011, are eligible for a bonus payout prorated from their date of hire. If an employee is terminated and rehired within the 2011 bonus plan year, the most recent hire date will be used to determine eligibility for a prorated bonus payout.

10.         Employees who experience a base salary change (increase or decrease) will have their bonus payment prorated for the number of days they received each base salary.

11.         Employees who change jobs resulting in a change (increase or decrease) in target bonus percentage will have their bonus payment prorated for the number of days they were assigned to each target bonus.

12.         Employees who transfer between business units will have their bonus payment prorated for the number of days they were assigned to each business unit.

Target Bonus Percentages

The target percentage used to calculate the bonus is expressed as a percentage of base salary. The target percentage varies based on an employee’s job responsibility and impact on the business. Please contact your supervisor if you are unsure of the bonus target percentage for your position.

Bonus Calculation

The bonus payment is based on three measurements: Corporate Performance, Business Unit Performance and Individual Performance.

Employees will be measured on Corporate Performance (60 percent), and Business Unit Performance (40 percent). Corporate and Business Unit Performance will be combined and scored between 0 and 150 percent based on the applicable components described below. Individual Performance will be scored between 0 and 150 percent.

1)             Corporate Performance (60 percent for all eligible employees)

Corporate performance is determined by the weighted average of revenue (20 percent), EBITDA (30 percent), free cash flow (30 percent) and imperatives (20 percent).

2)             Business Unit Performance (40 percent for all eligible employees)

a. Revenue Generating Business Units’ Performance

Revenue generating business units’ performance is determined by the weighted average of each business unit’s components as follows:

1.               Business Markets Group (BMG): revenue (40 percent), segment income (40 percent), and imperatives (20 percent)

2.               Mass Markets: revenue (40 percent), segment income (40 percent), and imperatives (20 percent)

3.               Wholesale: revenue (20 percent), segment income (60 percent), and imperatives (20 percent).

b.    Network Operations Performance

Network Operations performance is determined by the weighted average of segment income (total company) (20 percent), Network capital expenditures (30 percent), Network expense (30 percent), and imperatives (20 percent).

c.     Information Technologies Performance

Information Technologies performance is determined by the weighted average of revenue (total company) (20 percent), segment income (total company) (40 percent), capital expenditures (IT & Network) (20 percent), and imperatives (20 percent).

d.               Administrative Support Groups Performance

Performance for employees in Executive, Human Resources, Corporate Communications, Corporate Strategy, Finance, Legal, Risk Management, Government Relations, and Public Policy is determined by the average of BMG, Wholesale, Mass Markets and Network Operations BU performance.

Qwest reserves the right to amend or cancel this plan either retroactively or prospectively or otherwise make adjustments that it may deem necessary or appropriate in its sole discretion.

2011 Qwest Management Bonus Plan

Each of the above financial performance targets may be based on non-GAAP measures including adjustments to the reported GAAP financial statements as determined at the end of the year and approved by the Qwest Board of Directors. Imperative achievement is based on a qualitative evaluation of non-financial performance objectives by our CEO. The Qwest Board of Directors will certify Corporate and Business Unit Performance attainment and approve payout prior to payout date. The Qwest Board of Directors may consider the impact of any one time or unusual items in determining the percentage achievement of any performance target.

3)    Individual Performance:

Individual Performance is determined in an evaluation by the supervising manager of the employee’s overall performance compared to established performance objectives (e.g., one-page plan) and behaviors exhibited by the employee compared to Qwest’s core attributes and values.  Evaluations should consider performance as a whole and should adhere to the current guidelines for individual performance ratings.

Nothing in the 2011 Qwest Management Bonus Plan is intended to modify the “At-Will” nature of Qwest employees’ employment.  All Qwest management employees are employed “At-Will.”  This means either the employee or the company may terminate the employee’s employment with or without cause at any time, and without advance notice, procedure or formality.

Qwest reserves the right to amend or cancel this plan either retroactively or prospectively or otherwise make adjustments that it may deem necessary or appropriate in its sole discretion.